Exhibit 99.1

Dataram Contact: Marc P. Palker CFO 609-799-0071 ext.2207 info@dataram.com

DATARAM ANNOUNCES SALE OF UP TO $6.5 MILLION OF SERIES A PREFERRED STOCK, ELECTION OF NEW DIRECTORS AND OTHER RESULTS OF SHAREHOLDERS’ MEETING

PRINCETON, N.J. November 18, 2014 — On November 17, 2014, Dataram Corporation (the “Company”; NASDAQ:DRAM) and certain institutional investors, including Isaac Capital Group, as lead investor, closed a securities purchase agreement (the “Purchase Agreement”), pursuant to which the Company agreed to sell up to an aggregate of 1,300,000 shares of its Series A Preferred Stock (the “Series A Stock”), together with warrants to purchase shares of common stock, to such investors at a price of $5.00 per share (the “Preferred Stock Transaction”).

The sale of the Series A Stock will take place in multiple tranches. At closing, the investors purchased an aggregate of 600,000 shares of Series A Stock. At any time following the closing date and prior to October 20, 2019 (the “Put/Call Exercise Period”), the investors may exercise their right to purchase and require the Company to sell up to an additional 700,000 shares of Series A Stock. If the investors have not exercised this right during the Put/Call Exercise Period, the Company may exercise its right to cause and require the investors to purchase up to an additional 700,000 shares of Series A Stock. At closing, the net proceeds to the Company were approximately $2,700,000.

The Series A Stock is initially convertible into common shares at the ratio of 2.5 common shares for every Series A share. For each share of common stock issued through the conversion of Series A Stock, the investors will be issued a Common Stock Purchase Warrant with an exercise price of $2.50. The Series A Stock has an 8% dividend paid quarterly in common stock.

On October 16, 2014, the Company appeared before the NASDAQ Listing Hearing Panel to present its plan to regain compliance. The Company’s plan to regain compliance and maintain its compliance for the foreseeable future is based on the above-mentioned sale of Series A Preferred Stock. The closing of the sale and issuance of the 600,000 shares of Series A Preferred Stock puts the Company in compliance with the NASDAQ continued listing requirement of $2,500,000 of stockholders’ equity. The Company expects to remain in compliance for the foreseeable future. The Company anticipates confirmation that it is now in compliance by NASDAQ after the completion of all required filings.

This transaction and other related items were subject to shareholder approval. The shareholders’ meeting took place November 10, 2014 at 2:00 PM (local time) at the Hyatt in Princeton, NJ. All of the proposals related to the Series A Preferred Stock transaction were approved.

The Company is pleased to announce the election of the following five Directors.

Richard D. Butler, Jr. – Director, Livedeal, Inc.

John Freeman – CEO, Dataram Corporation

Jon Isaac – CEO, Livedeal Inc.

Michael Markulec – President, SPAR Consulting

David A. Moylan – Partner and COO, Yenni Capital, Inc.

John H. Freeman, Dataram’s President and CEO commented, “The new financing as well as the creativity and business experience that the new investors and Board members bring to Dataram are important components of our return to profitability and continued growth.”

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

ABOUT ISAAC CAPITAL GROUP

Isaac Capital Group is the largest stockholder in LiveDeal Inc. (NASDAQ:LIVE), a company with a geo-location based mobile marketing platform that enables restaurants to publish “real-time” and “instant offers” to nearby consumers, which has seen tremendous share appreciation since ICG became involved in 2011.

Isaac Capital Group is a private investment firm based in San Diego, which makes highly selective, long-term investments in companies it deems to have strong management teams. Its investments are across a variety of industries and focus on creating value through growth and superior performance. The firm’s comprehensive approach to due diligence execution, research and market analysis, paired with its ability to identify unique opportunities, has allowed for expansive growth and development within its investment portfolio.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.